Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL ESTIMATES NET LOSSES FROM WINDSTORM KYRILL
WILL BE $40 - $55 MILLION

Pembroke, Bermuda, February 1, 2007 — AXIS Capital announced today that net losses related to Windstorm Kyrill are expected to be between $40-$55 million. These losses will arise principally from its reinsurance segment.

On January 18, 2007, Windstorm Kyrill produced damaging winds across Europe.  Kyrill was the most significant storm to affect Europe for several years, causing damage predominantly in Germany as well as in the U.K., Belgium, the Netherlands, Austria, Poland and the Czech Republic.  At this time, overall insured market loss estimates from commercial model vendors range from $3 billion to $10 billion.

AXIS Capital’s estimated range is based on a review of in-force contracts and preliminary loss information from clients.  At this time, any forecasts regarding the losses to be expected from the windstorm are a matter of considerable uncertainty.  AXIS Capital’s actual losses may ultimately differ materially from these estimates.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2006 of $4.1 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard &

Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

Statements regarding the impact of Windstorm Kyrill contained in this release are forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include our losses relating to Winstorm Kyrill exceeding current estimates and complex coverage and regulatory issues.  Additional factors  that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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